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                                                             EXHIBIT 10.14


                      CLINICAL STUDY SUPPORT AGREEMENT
                                  among
                     UNIVERSITY HOSPITALS OF CLEVELAND
                                   and
                      CASE WESTERN RESERVE UNIVERSITY
                                   and
                          OSIRIS THERAPEUTICS, INC.

This Agreement is executed as of October 28, 1996 by and among University Hospitals of Cleveland, ("UHC" or "Institution"), Case Western Reserve University ("CWRU") and Osiris Research, Inc. ("Osiris"), a wholly owned subsidiary of Osiris Therapeutics, Inc.

                                WITNESSETH

WHEREAS, UHC proposes to conduct a Study of Protocol CWRU 1194 (the "Protocol") entitled "Phase I Trial Using Bone Marrow-Derived Mesenchymal Stern Cells in Autologous Hematopoietic Stem Cell Transplantation for Advanced Breast Cancer" (the "Study"), relating to the treatment of advanced breast cancer patients by a combination of standardized medical procedures and the infusion of autologous Mesenchymal Stern Cells (MSCs, the "Study Therapeutic Agent"); and

WHEREAS, the Protocol is an Investigator-initiated and sponsored study; and

WHEREAS, the Study Therapeutic Agent will be isolated, culture-expanded and provided to the Study in CWRU facilities by CWRU staff; and

WHEREAS, Osiris wishes to enable the Principal Investigator and UHC to sponsor and conduct the Study through a grant-in-aid to be provided by Osiris; and

WHEREAS, Osiris may provide certain equipment and advice to the Investigators and UHC relating to certain methods that might be used in the Study; and

WHEREAS, the Principal Investigator, UHC, CWRU, and Osiris mutually agree that the Study will be performed and controlled by UHO personnel;

NOW THEREFORE, it is agreed as follows:

ARTICLE l. SUPERVISION

Hillard Lazams, M.D., as the Principal Investigator and representative of UHO, shall have the responsibility for supervision of the Study in accordance with the Protocol, and generally accepted standards of good clinical practice, all applicable local, state, and federal laws and regulations governing the performance of clinical investigators, and the regulations of the United States Food and Drug Administration ("FDA").. The performance site of this Study is University Hospitals of Cleveland, Ireland Cancer Center, 11100 Euclid Avenue, Cleveland, Ohio 44106.

ARTICLE 2. SCOPE OF WORK

Osiris shall provide the equipment listed on Exhibit C (the "Equipment") and certain standardized methods as described in the FDA-approved Protocol. UHC shall supply the necessary personnel: any other necessary equipment, and materials (except as otherwise may be provided herein) to complete the protocol (the "Protocol") (see Exhibit A - APPROVED PROTOCOL). CWRU shall provide the necessary personnel to isolate and culture-expand the stem cells. All procedures for directing and monitoring the Study are delineated in the Protocol. Any change in the scope of work shall require the express written approval of

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UHC, CWRU and Osiris. At the expiration or termination of the Study, the
Equipment shall become the sole property of CWRU, subject to the terms of
Article 23 herein.

ARTICLE 3. LIMITATION OF COSTS

Osiris shall provide financial support for the Study in an amount not to exceed Three Hundred Thirty-Five Thousand Three Hundred Seventy-Six and 00/100 Dollars ($335,376.00) in accordance with the approved budget attached hereto as Exhibit B - APPROVED BUDGET and incorporated herein by reference.

ARTICLE 4. METHOD OF PAYMENT

Osiris shall make all checks payable to University Hospitals of Cleveland and forward them to the following address:

         University Hospitals of Cleveland
         Ireland Cancer Center, WRN 5065
         11100 Euclid Avenue
         Cleveland, Ohio 44106

         Attention: Barbara Guy

         Institution Tax Identification Number:  34-1 567805

For purposes of identification, each payment shall include the title of the Study and the name of the Principal. Investigator.

Osiris shall make payments to UHC according to the payment schedule in Exhibit B - APPROVED BUDGET referenced above.

An initial advance of twenty five percent (25%) of the total budget, Eighty-Three Thousand Eight Hundred Forty-Four and 00/100 Dollars ($83,844.00) shall be made to UHO upon execution of this Agreement. Subsequent quarterly payments of Eighty-Three Thousand Eight Hundred Forty-Four and 00/100 Dollars ($83,844.00) shall be due and paid at the beginning of each subsequent quarter (January, 1997, April, 1997, and July, 1997). The Budget is based on enrollment of twenty-five (25) patients in the Study over the twelve (12) month period. In the event that the Study is not completed during the designated time period, additional funding will be provided to UHC by Osiris to cover the personnel costs associated with the Cell Culture component of the Budget and such additional funding shall be computed using the same percentage as the effort specified in the Budget until the accrual goal is met.

Partial payment for Study Subject(s) who do not complete the Protocol and/or are lost to follow up will be made in accordance with Exhibit B.

ARTICLE 5. INDEPENDENT CONTRACTOR

Osiris, CWRU, and UHC are independent contractors, and this Agreement shall not be construed to constitute a partnership or joint venture between them or make either party the agent or employee of the other. No party shall hold itself out contrary to the terms of this provision, and no party shall become liable for any representation, act or omission of any other party contrary to the terms hereof.

ARTICLE 6. CONFIDENTIALITY

Nothing in this Agreement shall be construed to limit the freedom of individuals participating in this Study, whether paid under this Agreement or not, to engage in similar research independently under other grants, contracts, or agreements with parties other than Osiris.

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CWRU, UHC and Principal Investigator acknowledge that Osiris may provide, during the course of the Study, certain information that Osiris deems confidential. Osiris shall clearly label, in writing, all of that information provided in writing that it considers confidential ("Confidential Information"). CWRU, UHC and Principal Investigator agree to use reasonable efforts to prevent disclosure or unauthorized use of Confidential Information without Osiris's prior written consent; provided, however, that Confidential Information shall not include that information which:

      (i) is now or hereafter becomes part of the public domain through no fault of CWRU, UHC or the Principal Investigator;

      (ii) is known to CWRU, UHC or the Principal Investigator before the effective date of this Agreement;

      (iii) is obtained by CWRU, UHC or the Principal Investigator from a third party without that party's breach of confidentiality obligations;

      (iv) is independently developed by CWRU, UHC or Principal Investigator for UHC; or.

      (v) is required to be disclosed pursuant to law, regulation or court order.

ARTICLE 7. PUBLICATION

Notwithstanding any other provision contained in this Agreement, the Principal Investigator shall have the right, at his/her discretion, to publish freely, in scientific journals, the clinical data generated from this Study. The Principal Investigator shall furnish Osiris with a copy of any proposed publication of material at least thirty (30) days in advance of the proposed publication date.

The Principal Investigator shall respond, in good faith, to any suggested revisions of the manuscript.

The Principal Investigator shall give Osiris the option of receiving acknowledgment for its financial support in such publications.

ARTICLE 8. PATENTS

"Invention or Discovery" shall mean any invention or discovery conceived and reduced to practice during and as a part of the Study performed pursuant to this Agreement by Principal Investigator or other CWRU faculty, UHC's or CWRU staff or employees, or CWRU's students or jointly by such an individual or individuals with one or more employees of Osiris. Inventions or Discoveries made solely by Institution's staff or employees shall be the sole property of the Institution or its designated agent. New Inventions or Discoveries made jointly by Institution's staff or employees with one or more employees of Osiris shall be owned jointly by the Institution and Osiris. Inventions or Discoveries made solely by Osiris shall be the sole property of Osiris. Inventions or Discoveries made solely by CWRU's faculty, including the Principal Investigator, employees, or students shall be the sole property of CWRU or its designated agent. Inventions or Discoveries made jointly by CWRU's faculty, including Principal Investigator, employees or students with one or more employees of Osiris shall be owned jointly by CWRU and Osiris.

ARTICLE 9. DATA

UHC shall provide copies of the clinical results of the Study to Osiris and CWRU at the same time such results are submitted to the FDA. The Institution and CWRU shall retain all records resulting from the Study for the time required by applicable federal regulations and allow for inspection of all such records. Osiris shall notify the Institution of the FDA Application filing and approval status.

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ARTICLE 10. PUBLICITY

No party shall use, nor authorize others to use, the name, symbols, and/or marks of another party in any form of advertising or publicity material or make any form of representation or statement in connection with the services and/or studies which would constitute an expressed or implied endorsement by another party of any commercial product or service. This prohibition shall not include documents or legally required disclosure by UHC, CWRU or Osiris that identifies the existence of the Agreement. Further, Osiris agrees that its use of the name, symbols, and/or marks of UHC or CWRU or names of UHC's employees or CWRU's employees, shall be limited to identification of UHC and CWRU as a research site and research staff as participants in the research required by law or regulation.

ARTICLE 11. HUMAN SUBJECTS

UHC agrees that this Protocol has been approved by the appropriate UHC Institutional Review Board (x C - HUMAN SUBJECTS APPROVAL). The Principal Investigator shall obtain from each of the participants written informed consent in compliance with 21 CFR 50.20 through 50.27.

ARTICLE 12. INDEMNIFICATION

Osiris agrees to indemnify, defend and hold harmless UHC and CWRU and their respective employees, agents, officers, trustees, Principal Investigator, and University Physicians, Inc., and other qualified personnel working under their direct supervision in the performance of the Study (collectively, the "Indemnitees"), from and against any claims, causes of action, suits, liability, damage, and costs that are based on assertions of personal injury or property damages sustained as a result of the use or misuse of the clinical results of the Study by Osiris, its employees, and agents or the negligence or misconduct of Osiris, its employees, and agents, and Osiris will pay any costs, expenses, and reasonable attorney's fees in connection therewith without regard to whether such claims, causes of actions or suits are rightfully or wrongfully brought and without regard to any determination of liability.

UHC agrees to indemnify, defend and hold harmless CWRU, Osiris, its employees, agents, officers, trustees, and other qualified personnel working under their direct supervision in the performance of the Study (collectively, the "Osiris Indemnities"), from and against any claims, causes of action, suits, liability, damage, and costs that are based on assertions of personal injury or property damages sustained as a result of negligence or misconduct of UHC, its employees, and agents, and UHC will pay any costs, expenses, and reasonable attorney's fees in connection therewith without regard to whether such claims, causes of actions or suits are rightfully or wrongfully brought and without regard to any determination of liability.

A party seeking indemnification shall provide the indemnifying party prompt notice of any claim for which indemnification will be sought, will cooperate in the investigation and defense of such claim, will permit the indemnifying party to direct the defense of such claim, including selecting counsel, and will not settle or compromise any such claim without the indemnifying party's prior written approval. The indemnifying party shall reasonably consult with the party seeking indemnification prior to settling claims. The indemnifying party shall not, except with the consent of the party seeking indemnification, consent to entry of any judgment or enter into any settlement which does not include an unconditional release of the Indemnitees or the Osiris Indemnitees, as the case may be, from all liability in respect of such claim or litigation.

Except as otherwise provided herein, UHC agrees not to seek recovery from either CWRU or Osiris for any cost or expense associated with providing reasonable and necessary medical diagnosis and treatment associated with any adverse reactions.

ARTICLE 13. INSURANCE

Osiris agrees to carry sufficient liability insurance to cover its obligations hereunder. Evidence of coverage satisfactory to UHC and CWRU shall be delivered to UHC and CWRU with the signature of this Agreement.

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Osiris certifies that it will not terminate, fail to renew or materially reduce its coverage without 45 days advance written notice to UHC and CWRU. UHC represents and warrants that it maintains self-insurance in such amounts sufficient to cover its indemnification obligations under this Agreement.

ARTICLE 14. TERM AND TERMINATION

This Agreement shall continue from the date of signing until completion of the approved Protocol, unless terminated earlier as provided herein. UHC shall retain ownership of all property unless otherwise designated and accepted in writing; provided, however, that CWRU shall retain ownership of all the Equipment.

This Study may be terminated for any reason by UHC or Osiris, the UHC Institutional Review Board, or the FDA, when appropriate. In the event of early termination of this Agreement, UHC shall provide medical treatment, to then enrolled patients as required by accepted medical practice, which treatment may include completion of the Study if required by accepted medical practice.

The provisions of Articles 9, 12, and 13 shall survive the termination of this Agreement.

ARTICLE 15. MODIFICATION

Any alteration in or amendment to the Protocol or to this Agreement must be in writing and approved by UHC, the Principal Investigator, and Osiris prior to such alteration or amendment becoming effective.

ARTICLE 16. CONTACTS

The UHC scientific contact for this Agreement will be the Principal
Investigator

         Hillard Lazarus, M.D.
         University Hospitals of Cleveland
         Ireland Cancer Center
         11100 Euclid Avenue
         Cleveland, Ohio 44106-5039
         Phone: (216) 844-8629
         Fax: (216) 844-5979

The UHC administrative contact for this Agreement will be:

         Barbara A. Guy, Ph.D.
         Associate Director
         Ireland Cancer Center
         University Hospitals of Cleveland
         11100 Euclid Avenue
         Cleveland, Ohio 44106-5065
         Phone: (216) 844-7856
         Fax: (216) 844-7832

The Osiris contact for this Agreement will be:

         David J. Fink, Ph.D.
         Director, Clinical Research Liaison
         Osiris Therapeutics, Inc.
         2001 Aliceanna Street
         Baltimore, Maryland 21231-2001
         Phone: (410) 522-5005
         Fax: (410) 522-6999

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The CWRU contact for this Agreement will be:

         Philip Corcoran
         Assistant Director, Research Administration
         Adelbert Hall, Room 4
         Case Western Reserve University
         School of Medicine
         Cleveland, Ohio 44106-7015

All notices shall be given in writing and delivered in person or by certified or registered U.S. mail to the respective addresses above.

ARTICLE 17. GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

ARTICLE 18. ENTIRE AGREEMENT

This Agreement, together with the Protocol and referenced exhibits, contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous and contemporaneous agreements and understanding, whether oral or written, between the parties.

ARTICLE 19. REPORTING OF DATA

Principal Investigator and UHC agree to provide Osiris periodically and in a timely manner during the term of this Agreement with the data called for in the Protocol on properly completed case reporting forms.

ARTICLE 20. COMPLIANCE WITH LAW AND ACCEPTED PRACTICE

Principal Investigator and Institution shall perform the Study in conformance with generally accepted standards of good clinical practice, with the Protocol, instructions provided by Osiris and with all applicable local, state and federal laws and regulations governing the performance of clinical investigations including, but not limited to, the Federal Food, Drug and Cosmetic Act and regulations of the Food and Drug Administration.

ARTICLE 21. MONITORING OF STUDY

During the term of this Agreement, CWRU, UHC, and Principal Investigator agree to permit representatives of Osiris and or the FDA to examine at any reasonable time during normal business hours:

     i)    the facilities where the Study is being conducted;

     ii) raw Study data including original patient records (subject to legal restrictions relating to patient confidentiality); and

     iii) any other relevant information necessary to confirm that the Study is being conducted in conformance with the Protocol and in compliance with applicable FDA and DEA laws and regulations. UHC shall notify Osiris if FDA or DEA schedules or, without scheduling, begins an inspection.

ARTICLE 22. WAIVER

No waiver of any term1 provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such

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term, provision, or conditions, or of any other term, provision or condition of this Agreement.

ARTICLE 23. EQUIPMENT

Osiris has provided the Equipment listed in Exhibit C for use during the Study to culture autologous MSCs. The equipment is currently in operation in Room W517 of the CWRU School of Medicine. Osiris intent in providing this Equipment is to permit CWRU personnel to prepare culture-expand autologous MSCs in an appropriate clean-room environment for the subject Study and future studies in which autologous MSCs might be tested for treatment of the same disease or other clinical indications. Upon termination of this Agreement, title to all such Equipment owned by Osiris shall be transferred to CWRU in good working order, free of all liens, as compensation for use of the facility for the subject Study and future clinical studies requiring MSCs.

CWRU acknowledges that some or all of the equipment installed in this facility has been leased to Osiris under a Master Lease Agreement dated as of February 1, 1994 between Osiris and Dominion Ventures, Inc. (the "Lease Agreement"), and that Osiris will have the option to buy such equipment at the end of the lease term for the fair market value of the equipment, as determined under the Lease Agreement with respect to such equipment. At the end of the lease term, CWRU agrees to cooperate with Osiris in surrendering such equipment and Osiris shall surrender such equipment to Dominion Ventures unless CWRU agrees to pay Dominion Ventures the fair market value in exchange for title to the equipment in accordance with the terms of the Lease Agreement. A detailed list of equipment included is attached hereto as Exhibit C.

CWRU agrees that the room containing the Equipment shall be available for the culture of autologous MSCs for use in clinical trials, including the subject Study and future studies that might be supported in part by Osiris. Availability of this room for MSC culture shall be consistent with CWRU policies and shall be for a period of three (3) years from the initiation of the subject Study, except if Osiris at its sole discretion, shall inform CWRU that it is no longer interested in supporting such studies. Osiris and CWRU further agree that a plaque bearing the name of the facility (Mesenchymal Stem Cell Culture Facility") shall be placed on the exterior wall of Room W517 at Osiris' expense, and that the plaque shall also bear the inscription, at the option of Osiris, "Partially supported by Osiris Therapeutics, Inc.".

[Remainder of page intentionally left blank; signatures begin on next page.]

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UNIVERSITY HOSPITALS OF CLEVELAND

/s/ M. Orry Jacobs
---------------------------------
M. Orry Jacobs
Executive Vice President

          10/28/96
---------------------------------
Date


OSIRIS THERAPEUTICS, INC.

/s/ James S. Burns
---------------------------------
James S. Burns
President & Chief Executive Officer

          11/4/96
---------------------------------
Date


CASE WESTERN RESERVE UNIVERSITY

/s/ Richard A Zdanis
---------------------------------
Signature

    Richard A. Zdanis
---------------------------------
Printed Name

    Provost
---------------------------------
Title

          10/29/96
---------------------------------
Date




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